Contact:

Lawrence S. Coben

Chairman of the Board and Chief Executive Officer
Tremisis Energy Acquisition Corporation II
(713) 954-3665

FOR IMMEDIATE RELEASE

TREMISIS ENERGY ACQUISITION CORPORATION II
AMENDS BYLAWS

Houston, Texas, January 23, 2009 – Tremisis Energy Acquisition Corporation II (NYSE ALTERNEXT US: TGY.U, TGY, TGY.WS) announced today that its board of directors approved an amendment to the Company’s Bylaws fixing the number of directors that shall constitute the Board at five and requiring approval by the holders of at least 85% of the outstanding shares of common stock of the Company in order for stockholders to amend this provision at any time prior to consummation by the Company of a business combination (as described more fully in the Company’s final prospectus, dated December 6, 2007, relating to its initial public offering).

Tremisis Energy Acquisition Corporation II is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business are not limited to a particular industry, although it is focusing its efforts on seeking a business combination with an operating company in either the energy or the environmental industry and their related infrastructures.

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